AZZ Inc. Appoints Venita McCellon-Allen to the
Board of Directors

Contact:	Paul Fehlman, Senior Vice President – Finance and CFO AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

March 2, 2016 – FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services, today announced the appointment of Ms. Venita McCellon-Allen, age 56, to serve as a new member of AZZ’s Board of Directors, effective March 1, 2016. Ms. McCellon-Allen will hold office until she stands for re-election at AZZ’s next annual shareholders meeting in 2016.

Ms. McCellon-Allen has been the President and Chief Operating Officer of Southwestern Electric Power Company (“SWEPCO”), a subsidiary of American Electric Power Company, Inc. (“AEP”), a public utility holding company which engages in the generation, transmission, and distribution of electricity for sale to retail and wholesale customers, since 2010. Previously, she served as Executive Vice President – AEP Utilities East from 2009 to 2010 and Executive Vice President – AEP Utilities West from 2006 to 2009. From 2004 to 2006, Ms. McCellon-Allen served as Senior Vice President Shared Services of AEP. From 2000 to 2004, she served as Senior Vice President - Human Resources for Baylor Health Care System, a diversified health care holding company. From 1995 to 2000, Ms. McCellon-Allen held various leadership roles at Central and South West Corp. (“CSW”), in operations, customer service, strategic planning and human resources. In her last position at CSW, she served as Senior Vice President for Corporate Development and Customer Service. She is a member of the Strategic Planning Committee of the Southwest Power Pool. Ms. McCellon-Allen earned a bachelor’s degree in journalism from Texas A&M University. She is also a graduate of the University of Chicago’s Executive Development Program and the Young Managers Program at the University of Virginia’s Darden School of Business.

Mr. Kevern Joyce, Chairman of AZZ’s Board of Directors, said, “We are pleased that Venita has agreed to join AZZ’s Board of Directors. She has built a distinguished career holding leadership positions in the energy and health care industries in the areas of distribution operations, corporate shared services, strategic planning, customer relations and communications. She will bring Energy sector expertise in the power generation, transportation and distribution industries to the Board and will add additional depth to the Board’s broad scope of professional backgrounds. Venita also has a wide range of customer and regulatory relationships and her experience will be an asset to the Board.”

Mr. Joyce further noted, “Over the past year we have implemented several Board succession initiatives, and the addition of Ms. McCellon-Allen is yet another step in our strategic Board refreshing process, which we expect to continue over the next few years.”

About AZZ Inc.

AZZ Inc. is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

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